Exhibit 10.23

AMENDMENT NO. 2

TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment is made effective as of this 12th day of April, 2013, by and between Techne Corporation (the “Company”) and Gregory J. Melsen (“Employee”).

WHEREAS, the Company and Employee entered into an Amended and Restated Employment Agreement dated November 30, 2012, (the “Agreement”), which provides the terms of Employee’s employment as Chief Executive Officer on an interim basis, Chief Financial Officer and Vice President of Finance and Employee’s severance;

WHEREAS, Employee’s position as Chief Executive Officer on an interim basis ceased on March 31, 2013, but Employee continues employment as Chief Financial Officer and Vice President of Finance; and

WHEREAS, the Company and Employee desire to alter certain terms of the Agreement in light of the appointment of a new Chief Executive Officer of the Company.

NOW, THEREFORE, the parties agree as follows:

1. Section 1.2 of the Agreement is hereby amended in its entirety to read as follows:

“Term of Employment. The Company hereby agrees to continue to employ Employee as the Company’s Chief Financial Officer and Vice President of Finance through June 30, 2014, unless earlier terminated as provided in Article 5 hereof.”

1. Section 2.1 of the Agreement is hereby amended in its entirety to read as follows:

“Salary. During the period of December 1, 2012 through June 30, 2013, the Company will pay Employee as base compensation for services to be rendered hereunder such amount as is commensurate with an annualized salary of $425,000, to be paid bi-weekly or in accordance with the usual payroll practices of the Company. Each subsequent fiscal year (July 1 – June 30) during the term of Employee’s employment by the Company under this Agreement, Employee’s annual base salary shall be reviewed and adjusted by Company’s Compensation Committee in its sole discretion; provided that Employee’s annual base salary commencing July 1, 2013 will be $375,000.”

2. Section 2.2 of the Agreement is hereby amended in its entirety to read as follows:

“Cash Bonus. On June 30, 2013, the Company will pay Employee a cash bonus of $225,000, by cash, check or wire transfer of immediately available funds, which shall be taxed at the bonus rate. Unless Employee has terminated his employment voluntarily for reasons other than death or disability, the cash bonus is to be paid regardless of Employee’s employment status with the Company on June 30, 2013. In addition, Employee will be eligible to receive a cash bonus equivalent to 50% of base annual salary and such bonus will be prorated and paid at the end of each month the Employee is retained after July 1, 2013 through June 30, 2014.”

3. Section 5.1(C) of the Agreement is hereby amended in its entirety to read as follows:

“Employee may terminate his employment at any time upon written notice provided to the Board of Directors at least 30 days prior to the effective date of termination; provided that, if Employee wishes to terminate prior to July 1, 2013, Employee will provide such written notice at least 90 days prior to the effective date of termination.”

4. Except as set forth herein, all provisions of the Agreement shall remain in full force and effect without modification. Further, nothing in this Amendment is intended to modify the amount, timing or form of payment for the deferred compensation benefits described in the Agreement, and this Amendment shall, at all times, be construed in compliance with Code Section 409A.

5. Capitalized terms used in this Amendment, but not otherwise defined, shall have the meanings assigned to them under the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day and year first above written.

TECHNE CORPORATION

/s/ Charles R. Kummeth
By: Charles R. Kummeth
Its: Chief Executive Officer

“Company”

/s/ Gregory J. Melsen
Gregory J. Melsen

“Employee”

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